Exhibit 99.3
                                                                    ------------

                            SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

ADAM M. FOX                         THE CHRYSLER BUILDING
DIRECT DIAL (212) 891-9227          405 LEXINGTON AVENUE                   THE WASHINGTON OFFICE
AMFOX@SWIDLAW.COM                    NEW YORK, NY 10174                   THE WASHINGTON HARBOUR
                                  TELEPHONE (212) 973-0111          3000 K STREET, NW, SUITE 300
                                  FACSIMILE (212) 891-9598             WASHINGTON, DC 20007-5116
                                       WWW.SWIDLAW.COM         (202) 424-7500 FAX (202) 424-7647


                                            March 7, 2001

VIA FACSIMILE
-------------

Aqua Care Systems, Inc.
11820 NW 37th Street
Coral Springs, Florida 33065
Attn: Board of Directors

         Re:  Tender Offer

Gentlemen:

         On behalf of our client AV, Inc. (the "Company"), and pursuant to yesterday's conversations between representatives of the Company and representatives of Aqua Care Systems, Inc. ("Aqua Care"), we hereby confirm that the Company commits to amend its tender offer (the "Offer") as follows:

         1. The Company will increase the maximum number of shares to be purchased in the Offer from 900,000 shares to 1,050,000 shares of the common stock, par value $.001 per share (the "Common Stock"), of Aqua Care.

         2. The Company will clarify in its Offer documents that it seeks to remain a public vehicle. To that end, the Company will clarify in the Offer that it will be a condition to closing that neither the Company nor Aqua Care shall have received notice from the Securities and Exchange Commission that the Common Stock may be deregistered following consummation of the Offer or from the NASDAQ Stock Market that the Common Stock may be delisted following consummation of the Offer.

         3. The Company will clarify in its Offer documents that it seeks to remain in and grow the water business. To that end, the Company requests that no further action be taken toward the consummation of the transactions with Access Pharmacy and Home Health Services of Davie, LLC described in Aqua Care's March 2, 2001 press release (the "Access Transaction").

Aqua Care Systems, Inc.
March 7, 2001
Page 2


         4. The Company will clarify in the Offer documents that all agreements with employees of Aqua Care publicly disclosed prior to February 22, 2001 will be honored by Aqua Care.

         The above amendments are contingent on the following:

         1. The Board of Directors of Aqua Care recommending the Offer, as revised herein, in its public filings to be made on or before March 8, 2001 and not withdrawing or changing such recommendation in any manner adverse to the Company prior to the conclusion or termination of the Offer.

         2. No further action being taken toward the consummation of the Access Transaction.

         We would expect that amended Offer documents will be filed early next week, extending the Offer accordingly.

         We hereby consent on behalf of the Company to Aqua Care's filing of this letter as an exhibit to Aqua Care's public filings.


                                            Very truly yours,

                                            /s/ Adam M. Fox
                                            Adam M. Fox


cc:  Walter Neubauer
     Aref Cheval
     Charles I. Weissman, Esq.